Exhibit 107
Calculation of Filing Fee Table
424(b)(5)
(Form Type)
Edison International
(Exact
Name
of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward
Securities
1

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Debt	5.25% Senior Notes Due 2032	457(r)	$550,000,000	99.934%	$549,637,000	.0001531	$84,149.42

	Total Offering Amounts					$549,637,000		$84,149.42

	Total Fees Previously Paid

	Net Fee Due							$84,149.42

1.
This registration fee table shall be deemed to update the “Calculation of Registration Fee” in the Company’s Registration Statement on Form S-3 (File No. 333-281010) in accordance with Rule 457(r) under the Securities Act of 1933, as amended.